Exhibit 10. (aaa)

Amendment to Form of

Change in Control Agreement

The Agreement between FleetBoston Financial Corporation, a Rhode Island corporation (the “Company”), and                      (the “Executive”), dated as of the              day of             ,              (the “Agreement”), is hereby amended, effective as of             , 2004, as set forth below.

1.	Subsection (c) of Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be and (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.”

2.	Section 6(d)(i)(C) of the Agreement is hereby amended to read in its entirety as follows:

“C. a lump sum benefit equal to the difference between the Actuarial Equivalent (as defined below) of (a) and (b), where (a) is the Executive’s benefit under the FleetBoston Financial Corporation Pension Plan (the “Pension Plan”) as supplemented by the Retirement Income Assurance Plan or any successor to such plan (the “RIAP”) and the Supplemental Executive Retirement Plan or any successor to such plan (the “SERP”; and together with the RIAP and the Pension Plan, collectively referred to as the “Retirement Plans,” in each case as in effect as of immediately prior to the Effective Date or at any time thereafter to the extent more favorable to the Executive), that the Executive would receive if the Executive was fully vested in the Retirement Plans and the

Executive’s employment continued at the compensation level provided for in Sections 4(b)(i) and 4(b)(ii) for [three][two] years after the Date of Termination, and such [three][two] additional years shall be credited to the Executive for purposes of calculating the Executive’s age (but only for purposes of determining eligibility for early retirement, date of commencement, and early retirement reductions), pay and interest credits or final average salary (as applicable) and years of service accrued under the Retirement Plans, provided, however, that any benefit to the Executive under any one or more of the Retirement Plans shall be included in the foregoing calculation only to the extent the Executive participated in any such Retirement Plan immediately prior to the Effective Date, and (b) is the Executive’s actual benefit (paid or payable), if any, under the Retirement Plans as of the Date of Termination. For purposes of this Section 6(d)(i)(C), “Actuarial Equivalent” shall be determined (i) based on the definition of such term in the Pension Plan (as in effect as of immediately prior to the Effective Date or at any time thereafter to the extent more favorable to the Executive), and (ii) assuming the Executive’s benefit under the Retirement Plans shall commence immediately after the Date of Termination if the Executive is early retirement eligible (after taking into account the additional years of age and service credit provided hereunder) and, if not early retirement eligible (after taking into account the additional years of age and service credit provided hereunder), the age elected by the Executive solely for purposes of this Section 6(d)(i)(C), provided that for purposes of determining the lump-sum present value of the benefits described in clauses (a) and (b) of this Section 6(d)(i)(C), the Executive’s actual age on the Date of Termination shall be used; and”

3.	The last sentence of Section 6(d)(ii) of the Agreement is hereby amended to read in its entirety as follows:

“For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until [three] [two] years after the Date of Termination and to have retired on the last day of such period, and such [three] [two] additional years shall be credited to the Executive for purposes of calculating the Executive’s age and years of accrued service.”

4.	If applicable, Section 9(b) of the Agreement is hereby amended to replace all references to “PricewaterhouseCoopers” with references to “KPMG.”

5.	The language following clause (iv) of Section 9(c) of the Agreement is hereby amended to read in its entirety as follows:

“provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.”

6.	Section 9(d) of the Agreement is hereby amended to read in its entirety as follows:

“(d) If, after the receipt by the Executive of a payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.”

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[Executive]

FLEETBOSTON FINANCIAL CORPORATION

By:
Name:
Title: